Exhibit 5.1

Hogan & Hartson LLP
111 South Calvert Street
Suite 1600
Baltimore, MD 21202
+1.410.659.2700 Tel
+1.410.539.6981 Fax

www.hhlaw.com
June 7, 2007
Board of Directors
Avalon Pharmaceuticals, Inc.
20358 Seneca Meadows Parkway
Germantown, MD 20876
Ladies and Gentlemen:
We are acting as counsel to Avalon Pharmaceuticals, Inc., a Delaware corporation (the “Company”), in connection with the Company’s registration statement on Form S-3 (the “Registration Statement”) filed with the Securities and Exchange Commission, relating to the proposed public offering of up to 4,798,466 shares of the Company’s common stock, par value $0.01 per share (the “Shares”), all of which Shares would be sold by the selling stockholders named in the prospectus which forms a part of the Registration Statement on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, and associated stock purchase rights (the “Rights”), to be issued pursuant to the Rights Agreement, dated as of April 26, 2007 (the “Rights Agreement”), between the Company and American Stock Transfer & Trust Company, as Rights Agent (the “Rights Agent”). Of the Shares, 3,838,772 Shares (the “Common Stock Shares”) are held by the selling stockholders and 959,694 Shares (the “Warrant Shares”) are issuable upon the exercise of warrants to purchase common stock (“Warrants”) held by the selling stockholders. This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. Section 229.601(b)(5), in connection with the Registration Statement.
For purposes of this opinion letter, we have examined copies of the following documents (the “Documents”):
1.	An executed copy of the Registration Statement.

2.	Executed copies of the Warrants.

3.	An executed copy of the Rights Agreement.

4.	The Amended and Restated Certificate of Incorporation of the Company, as amended, as certified by the Secretary of State of the State of Delaware on May 23, 2007 and by the Secretary of the Company on the date hereof as then being complete, accurate and in effect.

Board of Directors
Avalon Pharmaceuticals, Inc.
June 7, 2007

5.	The Amended and Restated Bylaws of the Company, as certified by the Secretary of the Company on the date hereof as then being complete, accurate and in effect.

6.	Resolutions of the Board of Directors of the Company adopted at meetings of the Board of Directors on April 25, 2007 and May 5, 2007, and by unanimous written consent on May 24, 2007, and by the special pricing committee thereof at a meeting held on May 24, 2007, as certified by the Secretary of the Company on the date hereof as being complete, accurate and in effect, relating to, among other things, the approval of the filing of the Registration Statement and the issuance of the Common Stock Shares, the Warrants, the Warrant Shares and the Rights, and arrangements in connection therewith.
In our examination of the aforesaid Documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all of the Documents, the authenticity of all originals of the Documents and the conformity to authentic originals of all of the Documents submitted to us as copies (including telecopies). We also have assumed that the Rights Agreement has been duly authorized, executed, and delivered by the Rights Agent and that the members of the Board of Directors of the Company have acted in a manner consistent with their fiduciary duties as required under applicable law in adopting the Rights Agreement. In rendering this opinion, we have relied as to certain factual matters on information obtained from public officials, officers of the Company and other sources believed by us to be responsible. This opinion letter is given, and all statements herein are made, in the context of the foregoing.
This opinion letter is based as to matters of law solely on the Delaware General Corporation Law, as amended. We express no opinion herein as to any other laws, statutes, ordinances, rules, or regulations. As used herein, the term “Delaware General Corporation Law, as amended” includes the statutory provisions contained therein, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws.
Based upon, subject to and limited by the foregoing, we are of the opinion that, as of the date hereof:
          (a) The Common Stock Shares and associated Rights to be sold as contemplated in the Registration Statement are validly issued and the Common Stock Shares are fully paid and nonassessable.

Board of Directors
Avalon Pharmaceuticals, Inc.
June 7, 2007

          (b) Following exercise of the Warrants pursuant to their terms, receipt by the Company of the consideration for the Warrant Shares specified in the Warrants and issuance of the Warrant Shares under the Warrants, the Warrant Shares and associated Rights to be sold as contemplated in the Registration Statement will be validly issued and the Warrant Shares will be fully paid and nonassessable.
It should be understood that the opinions above concerning the Rights do not address the determination a court of competent jurisdiction may make regarding whether the Board of Directors of the Company would be required to redeem or terminate, or take other action with respect to, the Rights at some future time based on the facts and circumstances existing at that time and that our opinions above address the Rights and the Rights Agreement in their entirety and that it is not settled whether the invalidity of any particular provision of a rights agreement or of rights issued thereunder would result in invalidating in their entirety such rights.
This opinion letter has been prepared for your use in connection with the Registration Statement and speaks as of the date hereof. We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this opinion letter.
We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.
Very truly yours,

/s/ HOGAN & HARTSON L.L.P.

HOGAN & HARTSON L.L.P.